EXHIBIT 5

January 12, 1996


IMC Global Inc.
2100 Sanders Road
Northbrook, Illinois  60062
Ladies and Gentlemen:
At the request of IMC Global Inc. (the "Company"), I have reviewed such documents as I considered necessary for purposes of rendering this opinion, including copies of resolutions of the Board of Directors of the Company, a copy of the 1988 Stock Option and Award Plan, as amended and restated effective October 19, 1995 (the "Plan"), and the Company's Form S-8 Registration Statement related to the registration of 1,000,000 shares of Common Stock, par value $1.00 per share (the "Shares"), of the Company in connection with the Plan.
Based upon my examination of the foregoing and such other corporate documents and proceedings as I have deemed relevant, it is my opinion that the shares of Common Stock which are distributed by the Company under the Plan, when distributed in accordance with the terms and provisions of the Plan, are legally issued, fully paid and nonassessable.
This opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America. I do not find it necessary for the purposes of this opinion to cover, and accordingly express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance and sale of the Shares.

I consent to the filing of this opinion as an exhibit to the Company's Form S-8 Registration Statement.

Very truly yours,


Marschall I. Smith
By:  Marschall I. Smith